September 1, 2025

Mr. Thomas P. Mullin
215 St. James Court
Mechanicsburg, PA 17050

Dear Mr. Mullin:

We are pleased to outline the terms of your promotion with Select Medical Corporation and its subsidiaries or affiliates (collectively, the “Company”) as follows:

1.	Title:	Chief Executive Officer
2.	Employment Classification:	Full-time
3.	Reports to:	David S. Chernow, Vice Chairman
4.	Commencement:	September 1, 2025
5.	Base Salary:
September 1, 2025 – January 1, 2026:
$618,000.00/Year (Gross)
$51,500.00/Month (Gross) to be paid on a bi-weekly basis

On and after January 2, 2026:
$700,000/Year (Gross)
$58,333.33/Month (Gross) to be paid on a bi-weekly basis

Mr. Thomas P. Mullin
September 1, 2025

6.	Annual Bonus Opportunity:
Calendar Year 2025:
You will be eligible to participate in the Company’s Executive Bonus Plan for CY 2025. Under the Executive Bonus Plan, your annual discretionary bonus for CY 2025 would be up to 80% of your base salary for CY 2025 times a multiplier ranging from 0 to 2.5 times. This means you could receive nothing or up to twice your annual base salary as a bonus. The payment and amount of bonuses, if any, under the Executive Bonus Plan will be determined solely at the discretion of the Company’s Board of Directors and your supervisors. An employee must be actively employed at the time bonuses are paid to be eligible to receive the bonus.

Calendar Year 2026 and Beyond:
Subject to the approval of the Human Capital and Compensation Committee (the “Committee”) of the Board of Directors of the Company’s parent company, Select Medical Holdings Corporation (“SMHC”), at its meeting to be held on October 28, 2025, you will be eligible to participate in the Company’s Executive Bonus Plan for CY 2026 and subsequent calendar years. Under the Executive Bonus Plan, your annual discretionary bonus for CY 2026 would be up to 100% of your base salary for CY 2026 times a multiplier ranging from 0 to 2.5 times. This means you could receive nothing or up to 2.5 your annual base salary as a bonus. The payment and amount of bonuses, if any, under the Executive Bonus Plan will be determined solely at the discretion of the Company’s Board of Directors and your supervisors. An employee must be actively employed at the time bonuses are paid to be eligible to receive the bonus.

7.	Equity Compensation:
Awards of restricted common stock of SMHC are made at the discretion of the Committee. All grants are subject to (1) the grantee’s execution of a Restricted Stock Award Agreement, (2) all terms and conditions set forth in SMHC’s 2020 Equity Incentive Plan, including adjustments for future stock splits, and (3) income taxation and withholdings at the time of vesting.

8.	Health/Vision/Pharmacy Benefits, Dental Benefits, PTO, Disability, Life Insurance and 401(k)	As described on SelectBenefits website.

Mr. Thomas P. Mullin
September 1, 2025

9.	Non-Competition Agreement:
You and the Company entered into that certain restrictive covenant letter agreement (including confidentiality, non- competition and non-solicitation agreements) dated August 29, 2020, as amended by that certain first amendment dated August 29, 2023. The offer and benefits set forth in this letter are contingent upon, and are made in consideration of, your execution and delivery of a second amendment to your restrictive covenant agreement, by which you agree to reaffirm your existing restrictive covenants, in form and substance acceptable to the Company.

10.	Change of Control Agreement:	Your change of control letter agreement dated February 18, 2021 will remain in full force and effect.

As per our corporate HR Policies, employment at the Company is at will. Neither the employee nor the Company is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time.

As per our corporate HR Policies, the Company may verify all statements made by you or contained in your resume. You understand that such verification may incorporate an examination of educational credentials, criminal convictions and driving records as required by the responsibilities of your position.

As a condition of your employment, you agree to have your wages deposited directly into your bank account. This condition of employment is permitted under the laws of the Commonwealth of Pennsylvania and if you are unable to fulfill this requirement, this offer of employment may be rescinded without cause or liability.

If the foregoing terms are acceptable, please execute below and return one copy in the self-addressed envelope to me as soon as possible.

                Sincerely,

                    SELECT MEDICAL CORPORATION, a Delaware corporation, for itself and on behalf of its subsidiaries and affiliates

                    By: _/s/ John A. Saich______________________________
John A. Saich,
                            President

By signing below, I also represent to the Company that I have disclosed information regarding the following:

(i)any criminal complaint, indictment or criminal proceeding (involving other than a misdemeanor offense) in which I am named as a defendant;

Mr. Thomas P. Mullin
September 1, 2025

(ii)any investigation or proceeding, whether administrative, civil or criminal, relating to an allegation against me of filing false health care claims, violating anti-kickback laws, or engaging in other billing improprieties; and

(iii)any (past or present) threatened, proposed, or actual exclusion from any federally funded health care program, including Medicare and Medicaid.

Employee acknowledges that he will be subject to the Company’s Code of Conduct and agrees to comply with its terms and to execute certifications of compliance relating thereto from time to time.

/s/ Thomas P. Mullin________
Thomas P. Mullin

Mullin, Thomas CEO Promotion Corporate offer letter 090125
Cc: Corporate Human Resources/Payroll – Mechanicsburg, PA